EXHIBIT 23.1


                  INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders
Heartland Financial USA, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Heartland Financial USA, Inc. of our report dated January 25, 1996, relating to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Heartland Financial USA, Inc. and subsidiaries. Our report states, "We previously audited and reported on the consolidated statements of income, stockholders' equity, and cash flows of Keokuk Bancshares, Inc. for the year ended September 30, 1993, prior to their restatement for the 1994 pooling of interests. The contribution of Keokuk Bancshares, Inc. and subsidiaries to net interest income and net income represented 15 and 17 percent for 1993 of the respective restated totals. Separate financial statements of Heartland Financial USA, Inc. included in the 1993 restated consolidated financial statements were audited and reported on separately by other auditors. We audited the combination of the accompanying consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1993, after restatement for the 1994 pooling of interests; in our opinion, such consolidated statements have been properly combined on the basis described in note 2 of the notes to the consolidated financial statements."



/s/ KPMG Peat Marwick LLP


Des Moines, Iowa
June 13, 1996